                                                                    Exhibit 10.6


                               MICHAEL R. DOUGLAS
                           2003 EXECUTIVE BONUS PLAN

You are eligible for an annual bonus of 100% of your annual base salary, subject to achievement of certain goals and objectives, with the ability to earn a bonus of up to 200% of your annual base salary, subject to exceeding such goals and objectives. Your 2003 bonus award will be based on the following:

CORPORATE FINANCIAL PERFORMANCE ELEMENT: 70% WEIGHT

Corporate financial performance element calculated pursuant to the following chart:

INCOME       OI
VS `02    (000,000)        %       %       %       %       %       %       %
------    ---------       ---     ---     ---     ---     ---     ---     ---
34.50     $(22.50)        86      93      100     107     114     121     128
33.25     $(23.75)        78      86      93      100     107     114     121
31.00     $(25.00)        71      78      86      93      100     107     114
29.75     $(26.25)        64      71      78      86      93      100     107
28.50     $(27.50)        57      64      71      78      86      93      100
27.25     $(28.75)        50      57      64      71      78      86      93
26.00     $(30.00)        43      50      57      64      71      78      86
24.75     $(31.25)        36      43      50      57      64      71      78
23.50     $(32.50)        29      36      43      50      57      64      71

           REVENUE        233     240     247     254     261     268     275
          (000,000)

          INCREASE        13      20      27      34      41      48      55
           VS. `02

NOTES:

Target Bonus (100%) is achieved at original AOP.

Current forecast produces a 50% payout.

For results better than those depicted on the above chart, Compensation Committee may increase bonuses at its discretion.

For results worse than those depicted on the above chart, Compensation Committee may decrease or eliminate bonuses at its discretion.

Eligibility for 200% bonus requires $325 million of revenue (25% improvement over plan), Operating Income better than $(20 million) for the year, and positive 4th Quarter Operating Income.

Operating Income to be calculated excluding the impact of:

      AOL settlement;
      Litigation settlements;
      Extraordinary traffic buys (i.e. MSN).


INDIVIDUAL PERFORMANCE OBJECTIVES: 30% WEIGHT

      - Effectively manage shareholder litigation and SEC/DOJ investigation. In addition to achieving a favorable result, this includes establishing a budget for each matter and providing monthly reporting of actuals to budget.

      - Maximize the efficient use of the resources of Homestore's Legal Department, performing as much of the Company's legal work as practicable utilizing in-house resources, reserving outside counsel for extraordinary items (e.g. major transactions litigation) and advice with respect to specialty areas of expertise that are not cost-effective to develop in-house.

      - Deliver a high-quality work product that meets expectations and, in each instance possible, exceeds expectations.

      - Reduce the size and cost of the Homestore Legal Department to a level appropriate to the Company's business and legal needs.

      - Reduce the number of outside law firms providing services to Homestore. This reduction should result in greater efficiencies, reduced costs and stronger relationships with outside counsel.

      - Continue to actively oversee and improve upon the mentoring program and skills development of the internal legal staff.

      - Continue to assume a very active and visible role in all extraordinary items, including major litigation and any major transaction, while at the same time managing an active legal department in which work is delegated, as appropriate, to senior counsel for them to work on directly or to supervise the work of more junior attorneys; in all cases, ensuring high-quality legal advice and high-quality work product.

      - As General Counsel, continue to build relationships with members of senior management, other members of management and the Board such that the General Counsel is viewed as the Company's primary counsel and the person to whom all of the foregoing look to for legal advice.

      - Continue to actively oversee and improve upon the mentoring program and skills development of the internal legal staff.

      - Identify, retain and integrate a highly competent Vice President of Human Resources into Homestore's Human Resources Department.

Final determination of bonus award if any is subject to Compensation Committee approval. Payment of any bonus award shall be based on the Company's overall financial position at the time performance is reviewed by the Committee. Final approved bonus will be paid after year-end close (i.e. bonus is annual, not quarterly).